Exhibit 99.1

RESIGNATION

Dated: August 17, 2013

Board of Directors
Casablanca Mining, Ltd.

Dear Sirs:

Effective immediately, I hereby resign from all corporate offices and as Director of Casablanca Mining, Ltd., A Nevada corporation (the "Corporation").

My resignation is not due to any disagreement with the Corporation on any matter relating to the Corporation's operations, policies, practices, or otherwise.

Respectfully,

/s/ Mark S. Zouvas
Mark S. Zouvas